EXHIBIT 99.1

UTMD Reports Financial Performance for Fourth Quarter and Year 2011

Contact: Paul Richins	January 31, 2012
(801) 566-1200

Salt Lake City, Utah - In the fourth calendar quarter (4Q) 2011 and year of 2011, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:

	4Q (October – December)	Year (January – December)
Sales:	+60%	+51%
Gross Profit:	+80%	+70%
Operating Income:	+34%	+33%
Net Income:	+23%	+23%
Earnings Per Share:	+23%	+23%

Profitability measures compared to the same time periods in the prior calendar year were as follows:

	4Q11	4Q10	2011	2010
Gross Profit Margin (GPM):	59.7%	52.9%	59.2%	52.6%
Operating Profit Margin (OPM):	29.4%	35.1%	31.3%	35.5%
Net Profit Margin (NPM):	18.8%	24.3%	19.6%	23.9%

According to CEO Kevin Cornwell,

“After acquiring Femcare Holdings Limited in March 2011, UTMD delivered on its promise that the acquisition would be immediately accretive in earnings per share.  Despite the 23% eps increase, our progress in achieving some important operating synergies from the combination of the entities has been slower than expected.  In 2012, we hope to accelerate more effective distribution through the rationalization of market channels, integration of manufacturing previously outsourced and revitalization of product development.

The dilution in operating margin compared to 2010 resulted from the amortization expense of Femcare identifiable intangible assets acquired, one-time acquisition costs and the fact that Femcare’s other operating expenses were less productive than UTMD’s as a percentage of sales.  The dilution of net profit margin resulted from the additional $838,000 interest expense associated with the loans required to help finance the acquisition. One of management’s top priorities is to eliminate the debt, which UTMD has been repaying faster than required. About 22% of the almost $27 million acquisition loan principal was repaid during the last nine months of 2011.

We invite shareholders to read UTMD’s SEC Form 10-K which will be published before March 16 to obtain more details regarding 2011 performance and management projections for 2012. UTMD’s focus remains on creating excellent long term shareholder value through providing highly reliable devices that help clinicians improve care and lower overall health care costs. We appreciate the continued confidence that our shareholders have demonstrated in the Company’s prospects for future success.”

Sales.
Compared to 4Q 2010, total 4Q 2011 international sales were $3,287 (currency amounts are in thousands) higher and total domestic sales were $411 higher.  For the year of 2011 compared to 2010, international sales were $11,391 or 148% higher while domestic sales were $1,348 or 8% higher.

Domestic sales include domestic direct sales (sales to U.S. end users) and domestic OEM sales (sales to other companies where products are components of their finished product offerings).  For 4Q 2011 compared to 4Q 2010, domestic direct sales were 4% lower and OEM sales were 165% higher. For the year, domestic direct sales were down 5% and OEM sales were up 150%.  Domestic direct sales were down 5% as a result of lower utilization of specialty devices, reduced prices and group purchasing organization restrictions of clinician choice in U.S. hospitals. The surge in OEM sales was due to the addition of Cooper Surgical as a UTMD domestic OEM customer. Cooper Surgical has an exclusive distribution agreement for the sale of Femcare’s Filshie Clip System in the U.S.  Sales to Cooper Surgical were $535 in 4Q 2011 and $2,104 in 2011.

U.S. dollar (USD) denominated sales of devices to international customers by UTMD’s Ireland facility were down 32% in 4Q 2011, and were down 14% for the year. In Euro terms, UTMD Ltd 4Q 2011 sales were down 33% and down 19% for the year.  The average currency exchange rate in 2011 was 1.3936 USD/Euro compared to 1.3223 USD/Euro in 2010.  UTMD Ltd manufactures devices for sale to customers outside the U.S. where economic conditions in 2011 were more unfavorable for specialty medical devices than in the U.S. UTMD expects the acquisition of Femcare to help improve the utilization of its manufacturing capabilities in Ireland.

Gross Profit.
UTMD’s 2011 average gross profit margin (GPM) improved primarily because the acquired Femcare devices have higher GPM than UTMD’s devices. Notwithstanding, about a half percentage point of the GPM improvement that UTMD was able to achieve was due to the consolidation of its U.S. operations initiated in 2010.

Operating Profit.
Operating expenses in 2011 were 27.9% of sales compared to 17.1% of sales in 2010.  Amortization of the acquired Femcare identifiable intangible assets (IIA) represented 5.4 percentage points of the 10.8 percentage point difference.  IIA amortization, a noncash expense, of about $2.6 million per year will continue from the Femcare acquisition date in March 2011 for the fifteen year estimated useful life of the IIA. One-time acquisition costs of $341 represented another 0.9 percentage points of the difference. The negative impact of this cost was amplified in net profits by the fact that $266 of the acquisition costs were not tax deductible. The remaining portion of the difference was due primarily to substantially higher general and administrative (G&A) expenses at Femcare relative to sales. In USD terms, 2011 operating expenses were $10,558 compared to $4,288 in 2010.  R&D (research and development) expenses of $518 were 1.4% of 2011 sales compared to $397 or 1.6% in 2010.  S&M expenses were $2,815 or 7.4% of 2011 sales compared to $1,537 or 6.1% of sales in 2010.  S&M expenses are expected to continue to be higher on a percentage basis now that UTMD is selling direct to end users in the UK, Ireland and Australia, in addition to the U.S.  G&A expenses were $7,225 or 19.1% of 2011 sales compared to $2,354 or 9.4% of sales in 2010.  IIA amortization expense of $2,039 (partial year) and one-time Femcare acquisition costs were contained within G&A expenses.

Net Profit.
Non-operating expenses in 4Q 2011 were $201 compared to non-operating income of $53 in 4Q 2010. Non-operating expenses for the year 2011 were $762 compared to non-operating income of $119 in 2010.  Non-operating expenses in 2011 were comprised almost entirely by interest on bank loans.  Non-operating income includes investment income and interest received on cash balances, rental income on portions of property or facilities owned but not used by UTMD, and royalty income from licensing intellectual property.  The interest expense on debt was $225 and $859 in 4Q 2011 and year 2011 respectively, compared to $6 and $25 in 4Q 2010 and year 2010. The only debt UTMD had in 2010 was a bank loan in Ireland.

The consolidated income tax rate for the year was 33.1% compared to 33.5% in 2010.  The lower tax provision rate was due mainly to the lower income tax rate in the UK and Australia compared to the U.S. UTMD’s net profit margin for 2011 was 19.6% compared to 23.9% in 2010, primarily due to the dilution of its operating profit margin described above.

Earnings Per Share (EPS).
Outstanding shares at the end of 2011 were 3,640,000. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at December 31, 2011 was 238,300 shares at an average exercise price of $25.23/ share, including shares awarded but not vested. This compares to 216,900 unexercised option shares outstanding at the end of 2010. The increase was due to options awarded to Femcare employees after the acquisition. UTMD=s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 11,800 in 4Q 2011 compared to 24,900 in 4Q 2010, and 14,100 in 2011 compared to 22,500 in 2010.  UTMD’s dividends paid to shareholders during 2011 were 46% of net profits and EPS.

During 2011, UTMD did not repurchase its shares in the open market. The Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 2011 was $27.00, about the same as the $26.88 closing price at the end of 2010.

Changes in UTMD’s Balance Sheet at the end of 2011 from the end of 2010 were substantial. At the end of 2011, UTMD owned Femcare with $76 million in total assets including $7 million in cash, and including about $22 million in debt. At the end of 2010, UTMD had almost $19 million in cash and equivalents as part of $41 million in total assets, and $1 million in debt.

Highlights regarding changes in UTMD’s Balance Sheet during 2011 include:

1)
Cash and investments balances decreased only by $11.9 million after the Company distributed $3.4 million in dividend payments to shareholders, invested $14.2 million of its cash to purchase Femcare and reduced loan principal balances after the acquisition in USD terms by $5.9 million.

2)	The Ireland loan balance declined $0.5 million or 46% in U.S. Dollar terms. The loan obligation is held in EURO currency. In EURO terms, 45% of the 12-31-10 loan balance was repaid in 2011.
3)	Part of the March 2011 Femcare acquisition financing was an £8 million loan to UTMD’s Femcare subsidiary in the UK. The loan balance at the end of 2011 was £6.8 million.
4)	Part of the March 2011 Femcare acquisition financing was a $14 million loan to UTMD in the U.S. The loan balance at the end of 2011 was $10.5 million.

Financial ratios as of December 31, 2011 which may be of interest to shareholders follow:

1)	Current Ratio = 1.8
2)	Days in Receivables (based on 4Q sales activity) = 41
3)	Average Inventory Turns (based on 4Q CGS) = 3.2
4)	2011 ROE = 19% (prior to payment of dividends)

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government health care “reforms”, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD=s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Fourth Quarter (3 months ended December 31)
(in thousands except earnings per share):

	4Q 2011	4Q 2010	Percent Change
Net Sales	$9,907	$6,208	+59.6%
Gross Profit	5,913	3,284	+80.1%
Operating Income	2,913	2,181	+33.6%
Income Before Tax	2,711	2,233	+21.4%
Net Income	1,858	1,509	+23.1%
Earnings Per Share	$0.509	$0.414	+22.8%
Shares Outstanding (diluted)	3,651	3,642

INCOME STATEMENT, Year (12 months ended December 31)
(in thousands except earnings per share):

	2011	2010	Percent Change
Net Sales	$37,860	$25,121	+50.7%
Gross Profit	22,400	13,209	+69.6%
Operating Income	11,842	8,922	+32.7%
Income Before Tax	11,080	9,041	+22.6%
Net Income	7,414	6,014	+23.3%
Earnings Per Share	$2.034	$1.651	+23.2%
Shares Outstanding (diluted)	3,645	3,643

BALANCE SHEET
(in thousands)

	(audited) DEC 31, 2011	(unaudited) SEP 30, 2011	(audited) DEC 31, 2010
Assets
Cash & Investments	$6,599	$7,098	$18,536
Accounts & Other Receivables, Net	4,734	5,027	3,163
Inventories	5,005	4,963	3,097
Other Current Assets	678	655	346
Total Current Assets	17,016	17,743	25,142
Property & Equipment, Net	8,805	9,065	8,750
Intangible Assets, Net	50,568	52,251	7,346
Total Assets	$76,389	$79,059	$41,238

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$4,201	$5,024	$1,688
Current Portion of Notes Payable	5,430	5,470	215
Total Current Liabilities	9,631	10,494	1,903
Notes Payable (excluding current portion)	16,242	18,536	909
Other LT Liabilities	434	460	-
Deferred Tax Liability – Intangible	8,549	8,425	-
Deferred Revenue and Income Taxes	777	777	634
Stockholders’ Equity	40,756	40,367	37,792
Total Liabilities & Shareholders’ Equity	$76,389	$79,059	$41,238